Exhibit 16.1

KPMG LLP
600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

May 30, 2023

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Neptune Wellness Solutions Inc. (the “Company”) and, under the date of July 7, 2022, we reported on the consolidated financial statements of the Company as of and for the year ended March 31, 2022. On May 25, 2023, we were notified that the Company engaged Berkowitz Pollack Brant Advisors + CPAs as its principal accountant for the year ending March 31, 2024 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended March 31, 2023, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated May 30, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change of auditors was approved by the Audit Committee and Board of Directors and we are not in a position to agree or disagree with the Company’s statements that Berkowitz Pollack Brant Advisors + CPAs were not consulted regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered, on the Company’s consolidated financial statements, any advice provided, or any matter that was the subject of a disagreement or a reportable event.

Very truly yours,